Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 18th day of August 2021, by and between MEDALIST DIVERSIFIED HOLDINGS, L.P., a Delaware limited partnership, or its permitted designee or assignee (the “Purchaser”), and CONTINENTAL PARKWAY, LLC, a Virginia limited liability company (the “Seller”).

RECITALS:

A.            Seller currently owns fee simple interest in and to certain real estate located in Virginia Beach, Virginia, which is legally described in Exhibit “A” attached to this Agreement (the “Land”).

B.            Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser the Project (as hereinafter defined) in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1.            Agreement to Purchase. Subject to the terms and conditions of this Agreement and the above recitals which are by this reference incorporated into this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller all the following described property (collectively, “Project”):

A.            The Land and all rights, privileges, easements, and appurtenances to the Land owned by Seller, including, without limitation, all, if any, oil, gas and mineral rights, easements, rights-of-way, gas and hydrocarbons, entitlements and other appurtenances used or connected with the beneficial use or enjoyment of the Land; and all right, title and interest of Seller in and to all streets, water courses or water bodies adjacent to, abutting or serving the Land.

B.            Those certain buildings located upon the Land and containing 33,599 square feet and 35,144 square feet of rentable space, respectively, and identified with the common street address of 2697 International Parkway, Parkway 3 & 4, Virginia Beach, Virginia, GPIN 14965572280000, and all other improvements, structures, elevators, fixtures, parking areas and other improvements of any kind or nature whatsoever now or hereafter located on the Land (collectively, the “Building”) (the Land and Building are sometimes collectively, the “Real Property”).

C.            All equipment, apparatus, machinery, appliances, furnishings, signs, site plans, surveys, soil, and substrata studies, plans and specifications, engineering plans and studies, floor plans and other plans or studies of any kind, fixtures and personal and tangible property owned by Seller and used or usable in connection with the operation and ownership of the Building or the Land (collectively, the “Personal Property”).

D.            All intangible property now or hereafter owned, controlled or held by Seller between the Effective Date and the Closing (as hereinafter defined), solely in connection with the Building and the Personal Property, including without limitation: (i) all guaranties and warranties, including guaranties and warranties pertaining to construction of the Building (collectively, “Warranties”); (ii) all air rights, excess floor area rights and other development rights relating or appurtenant to the Land or the Building; (iii) all rights to obtain utility service in connection with the Building and the Land; (iv) assignable licenses and other governmental permits and permissions relating to the Land, the Building, and the operation thereof (collectively, “Permits”); (v) all contracts and contract rights identified on Exhibit “B” attached to this Agreement (collectively, “Project Contracts”), which are Assumed Contracts (as hereinafter defined); and (vi) all trademarks and trade names (all of the foregoing are collectively, “Intangible Property”).

E.            All of Seller's right, title, and interest as landlord under any leases, possessory licenses, and concession agreements (each, a "Lease" and collectively, "Leases"), a schedule identifying same and listing the relevant terms of all of which are listed on Exhibit “C” attached to this Agreement together with any guarantees thereof and security deposits thereunder.

2.            Purchase Price. Subject to prorations and credits as provided in this Agreement, the Purchase Price (the “Purchase Price”) for the Project shall be Seven Million Three Hundred Thousand and 00/100 Dollars ($7,300,000.00), which shall be payable and allocated as follows:

A.            Initial Earnest Money. Within one (1) business day following the mutual execution of this Agreement by both Purchaser and Seller (the “Effective Date”), Purchaser shall deliver to Tryon Title Agency, LLC, 7400 Beaufont Springs Drive, Suite 300, Richmond, VA 23225; Attn: Steve Francis; Email: steve@tryontitle.com; Phone: (804) 720-4961 (the “Title Company”) the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) as earnest money (said money, including any and all interest accrued thereon, is collectively, the “Initial Earnest Money”).

B.            Additional Earnest Money. Within three (3) days of the expiration of the Inspection Period (defined below), Purchaser shall deliver to the Title Company the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) as additional earnest money (said money, including any and all interest accrued thereon, is collectively, the “Additional Earnest Money, and, collectively with the Initial Earnest Money, the “Earnest Money”), which Additional Earnest Money shall be non-refundable to Purchaser except as otherwise expressly set forth in this Agreement. For avoidance of doubt, any reference to the remittance or application of the Earnest Money in favor of Purchaser or Seller in this Agreement shall only apply to that certain portion of the Earnest Money that has been deposited at such time, in accordance with this Agreement. The Earnest Money shall be held in a joint order escrow to be entered into between Seller and Purchaser with the Title Company in the form of Exhibit “D” attached to this Agreement and shall be invested for Purchaser’s benefit and all income earned thereon shall be paid to Purchaser. The Earnest Money shall be applied toward the Purchase Price at Closing otherwise disbursed to the party entitled thereto in accordance with the provisions of this Agreement.

C.            Balance. On or before the Closing Date (as hereinafter defined), Purchaser shall deposit with the Title Company the balance of the Purchase Price, in cash, or by certified or cashier's check or Federal wire transfer, together with such additional funds for Purchaser's share of closing costs and prorations as may be required pursuant to this Agreement.

3.            Closing. Subject to the terms and conditions contained in this Agreement, the consummation of the transactions contemplated in this Agreement (the “Closing”) shall take place on a date (the “Closing Date”) designated by Purchaser in writing pursuant to Section 7(D) of this Agreement and which is on or before fifteen (15) days following the expiration of the Inspection Period (defined below). The transactions contemplated by this Agreement shall be closed through an escrow with the Title Company on the Closing Date, in accordance with the general provisions of the usual form of Escrow Agreement then in use by Title Company, with such special provisions inserted in such escrow agreement as may be required to conform with this Agreement (“Escrow”). Notwithstanding anything to the contrary in this Agreement, if this is to be an Escrow closing, then upon the creation of the Escrow, payment of the Purchase Price and delivery of the Deed (as hereinafter defined) and other documents to be delivered pursuant to Section 6 of this Agreement, shall be made through the Escrow. Seller and Purchaser shall execute gap undertakings in the form required by the Title Company if required by the Title Company.

4.            Documents to be Delivered by Seller.

A.            Seller agrees to deliver to Purchaser within five (5) days of the Effective Date true and correct copies of those certain documents, reports and materials more particularly described in Exhibit “M” attached hereto, and all of the following pertaining to the Project, solely to the extent such materials are in the actual possession or control of Seller or Seller’s property manager (collectively, the “Due Diligence Materials”):

i.            Certificates of occupancy and other necessary governmental licenses or approvals.

ii.            “As-built” plans and specifications for the Building and any modifications or amendments thereto, and copies of any reports or studies (including engineering, soil boring and physical inspection reports of employees, principals, consultants, governmental authorities, or insurance carriers) in Seller's possession or control in respect of the physical condition or operation of the Project or recommended improvements thereto.

iii.            Real estate tax bills issued for the three (3) most recent years for which bills have been. If any tax bills or assessments for said years have been appealed, Seller shall provide Purchaser with copies of all petitions for appeal and evidence of full payment, to date, of the cost of any such appeals including the full payment of attorneys' fees and costs.

iv.            All Project Contracts.

v.            A schedule listing all Personal Property.

vi.            The Leases.

vii.            Accounting books and records including financial statements of operations (the “Financial Statements”) prepared for the Project for the two most recent complete years, as well as year-to-date operating statements for the Project.

viii.            All guaranties, warranties and other documents or instruments evidencing or relating to the Building, Personal Property, or the Intangible Property.

ix.            All contracts for construction, repair, or capital replacement to be performed at the Project or covering such work performed during the two (2) years immediately preceding the Effective Date.

x.            Most recent title policy and survey.

xi.            All other studies, reports, maps, and documents related to the Project that are in Seller’s possession.

B.            Except as otherwise set forth herein, the documents and information delivered by Seller to Purchaser and any additional information requested by Purchaser are being furnished to Purchaser for information purposes only. Purchaser acknowledges and agrees that it is accepting the documents with the understanding that the information therein has been compiled by persons and entities other than Seller, and Seller has not verified and does not independently certify that the information contained therein is true, correct, or complete in all respects except as otherwise set forth herein.

C.            Purchaser may be required to conduct an audit of the Project’s operations in accordance with U.S. Securities and Exchange Commission regulations. If so, Purchaser shall bear all costs associated with such audit. Seller shall provide any information reasonably requested by the Purchaser’s auditors, to the extent that such information is in the actual possession or control of Seller or Seller’s property manager.

5.            Title and Survey.

A.            Conditions of Title. On the Closing Date, good and marketable fee simple title to the Real Property shall be conveyed by Seller to Purchaser or its nominee by a special warranty deed (the “Deed”), subject only to the Permitted Exceptions (as hereinafter defined).

B.            Title.

i.            Title Insurance Commitment. Promptly after the Effective Date, Purchaser shall order: (a) a commitment (the “Commitment”) for an Owner’s Policy of Title Insurance issued by the Title Company showing title to the Real Property, and (b) legible copies of all documents cited, raised as exceptions, or noted in the Commitment (collectively, the “Title Documents”).

ii.            Title Review. Purchaser shall have until ten (10) days prior to expiration of the Inspection Period (as hereinafter defined) (the “Title Review Deadline”) to notify Seller in writing of any objections to any exception, item or issue in the Commitment, the Title Documents and/or any matters shown on the Survey (collectively, the “Objectionable Exceptions”). Seller shall: (1) utilize good faith, commercially reasonable efforts to cure or insure over any Objectionable Exceptions on or before the date (“Title Cure Date”) that is five (5) days after the Title Review Deadline and (2) agree with Purchaser, on or before the Title Cure Date as to any Objectionable Exceptions which will be removed prior to Closing (“Removable Exceptions”). If Seller fails to cure any of the Objectionable Exceptions on or before the Title Cure Date, or if Seller fails to agree with Purchaser, on or before the Title Cure Date, as to any Removable Exceptions, Purchaser, prior to expiration of the Inspection Period, shall have the right, in its sole discretion, to either: (A) terminate this Agreement by written notice to Seller, in which event the Initial Earnest Money shall be returned to Purchaser and, except as specifically provided in this Agreement, neither party shall have any further rights or obligations to the other under this Agreement; or (B) consummate the transaction contemplated by this Agreement in accordance with the terms of this Agreement, in which event, subject to Section 5(B)(iii) of this Agreement, all exceptions to title listed on Schedule B of the Commitment as of the expiration of the Title Review Deadline shall be deemed to constitute Permitted Exceptions. The parties agree to amend this Agreement promptly after the expiration of the Title Cure Date to attach to this Agreement, as Exhibit “E”, the exceptions approved by Purchaser pursuant to this Section 5(B)(ii).

iii.            Monetary Liens. Notwithstanding anything to the contrary contained in Section 5(B)(ii) above, Seller shall be required to discharge all mortgages, real estate taxes, assessments and other governmental levies, fees or charges imposed on the Land, all judgment liens, all mechanics' liens and similar liens for labor, materials or supplies, and other such monetary liens that may be removed solely through the payment of money prior to Closing (collectively, the “Monetary Liens”), and such matters shall be deemed Objectionable Exceptions, whether or not included in Purchaser’s Objection Notice.

C.            Survey. On or before the date that is five (5) days after the Effective Date, Seller shall deliver to Purchaser the most recent survey of the Real Property in Seller’s possession (the “Preliminary Survey”). Promptly after the receipt of the Preliminary Survey, Purchaser shall order an update of the Preliminary Survey or a current survey of the Real Property (the “Survey”).

6.            Documents to be Delivered by Seller at Closing.

A.            Seller’s Closing Documents. Seller shall deliver to the Title Company, pursuant to the Escrow, or Seller shall be prepared to deliver to Purchaser’s counsel if no Escrow is utilized, on or before the Closing Date, the following documents, all of which shall be subject to Purchaser's prior review and approval as to form, scope and substance, the delivery of all of which shall be a specific condition to Closing:

i.            The Deed;

ii.            A bill of sale executed by Seller in the form of Exhibit “F” attached to this Agreement;

iii.            An original executed assignment of: (i) the Leases and (ii) all Project Contracts, if any, which Purchaser elects, by written notice to Seller given prior to the Closing Date, to assume (collectively, the “Assumed Contracts”), in the form of Exhibit “G” attached to this Agreement (the “Assignment of Leases and Contracts”);

iv.            A non-foreign certificate in accordance with the provisions of Section 20 of this Agreement;

v.            A certificate from Seller in the form of Exhibit “H” attached to this Agreement stating that the representations and warranties set forth in Section 8 are true and correct as of the Closing Date;

vi.            An original executed assignment of the Intangible Property (other than the Assumed Contracts) in the form of Exhibit “I” attached to this Agreement (the “Assignment of Intangible Property”);

vii.            A certificate of Seller, in the form of Exhibit “J” attached to this Agreement, certifying to Purchaser: (a) all keys, (b) an original copy of the Leases, (c) original copies of the Assumed Contracts, and (d) copies of all Intangible Property were delivered to Purchaser on or before the Closing Date;

viii.            Owner’s Affidavit in the form required by the Title Company to issue the Title Policy, including gap indemnity language;

ix.            To the extent required under this Agreement, Subordination, Nondisturbance, and Attornment Agreement executed by applicable tenants under the Leases in the form required by Purchaser’s lender or as required in the Leases;

x.            Such proof of Seller's authority and authorization to enter into this Agreement and perform Seller's obligations under this Agreement as may be reasonably required by Purchaser and/or Title Company;

xi.            To the extent required under this Agreement, an estoppel certificate from each tenant under the Leases in the form required by Purchaser’s lender or as required in the Leases at least five days before the Closing Date;

xii.            Such other documents as Purchaser may reasonably request to enable Purchaser to consummate the transaction contemplated by this Agreement; provided none of said additional documents imposes any cost or obligation upon Seller not otherwise specifically imposed upon Seller pursuant to the terms of this Agreement.

B.            Purchaser's Closing Documents. Purchaser shall deliver to the Title Company pursuant to the Escrow, on or before the Closing Date, the following monies and documents, the delivery of all of which shall constitute a specific condition to Closing.

i.            The balance of the Purchase Price, plus or minus prorations, plus Purchaser's share of Closing costs pursuant to the terms of this Agreement;

ii.            An original executed counterpart of the Assignment of Leases and Contracts;

iii.            An original executed counterpart of the Assignment of Intangible Property;

iv.            Proof of Purchaser's authority and authorization to enter into this Agreement and perform Purchaser’s obligations under this Agreement as may be reasonably required by Purchaser and/or Title Company; and

v.            Such other documents as Seller may reasonably request to enable Seller to consummate the transaction contemplated by this Agreement, provided none of said additional documents impose any cost or obligation upon Purchaser not otherwise specifically imposed upon Purchaser pursuant to the terms of this Agreement.

C.            Joint Closing Documents. Each of Seller and Purchaser shall deliver to the Title Company, pursuant to the Escrow, and/or the Purchaser’s counsel, the following:

i.            Three (3) copies of a closing statement, prepared in accordance with Section 11 of this Agreement;

ii.            To the extent required, State, County and Municipal transfer tax declarations; and

iii.            A joint direction to the Title Company to deposit the Earnest Money into the Escrow or deliver to Purchaser’s counsel.

7.            Inspection Period.

A.            Inspection Period. For purposes of this Agreement, the “Inspection Period” means the period beginning on the date of the mutual delivery and receipt acknowledgement of a fully executed Access Agreement and ending forty-five (45) days thereafter.

B.            Basic Project Inspection. At all times prior to the Closing, including the Inspection Period and the period after the end of the Inspection Period and before Closing, Purchaser, its agents and representatives shall be entitled to inspect, examine, review, consider and investigate the Project and all matters relating thereto (the “Basic Project Inspection”), which will include, but shall not be limited to, the right to: (i) upon twenty-four (24) hours’ advance written notice to the Seller, enter upon the Real Property to perform inspections and tests of the Project, including the inspection, evaluation and testing of: the heating, ventilation and air-conditioning systems and all components thereof, the roof of the Building, the parking lots, all structural and mechanical systems within the Building, including the sprinkler systems, power lines and panels, air lines and compressors, automatic doors, tanks, pumps and plumbing, and all equipment, vehicles, and Personal Property; (ii) examine and copy any and all books, records, tax returns, correspondence, financial data, Leases, and all other contracts, agreements, documents and matters, public or private, in the possession or control of Seller or its agents, relating to receipts and expenditures pertaining to the Project for the three (3) most recent full calendar years and the current calendar year; (iii) make investigations with regard to zoning, environmental, building, code and other legal requirements including an environmental “Assessment” as specified in Section 7(C) of this Agreement and/or an analysis of the presence of any asbestos, chlordane, formaldehyde or other Hazardous Materials (as hereinafter defined) in, under or upon the Project; (iv) make or obtain market studies and real estate tax analyses; and (v) analyze the financial feasibility of ownership of the Project. A Seller representative may be present during any inspection of the Real Property.

C.            Assessment. During the Inspection Period, Purchaser and/or Purchaser’s agent(s) shall have the right to employ one or more environmental consultants or other professionals to perform or complete a so-called "Phase I" environmental inspection and assessment (the “Assessment”) of the Project, and Seller hereby acknowledges and consents to such Assessment. Purchaser, its agents, consultants and/or professionals shall also have the right to undertake or complete a technical review of all documentation, reports, plans, studies and information in possession or control of Seller, or Seller's past or present environmental consultants, concerning or in any way related to the environmental condition of the Project. In order to facilitate the Assessment(s) and such technical review, Seller shall extend its full cooperation (but without third party expense to Seller) to Purchaser, its agents, consultants, and professionals, which cooperation shall include providing access to all files and fully and completely answering all questions. Any Assessment may evaluate the present and past uses of the Project, and the presence on, in or under the Land (and on, in or under land sufficiently proximate to the Project) of any Hazardous Materials.

D.            Purchaser's Right to Terminate. Purchaser shall have the right to terminate this Agreement if any of the following conditions are not satisfied, by written notice to Seller on or before the last day of the Inspection Period:

i.            Satisfactory results of a Phase I Environmental Inspection;

ii.            Purchaser’s satisfactory review and audit of financial arrangements, and any and all other contractual obligations and other matters affecting the Project and its operation, including operating expenses and establishing an accurate and acceptable proforma.

iii.            Satisfactory review of title, including all easements;

iv.            Satisfactory results of the Survey;

v.            Satisfactory physical inspection of the Project, building plans, and its surrounding location; and

vi.            Purchaser’s satisfaction that the proper zoning is in effect and there are no zoning violations.

Prior to the expiration of the Inspection Period, Purchaser shall deliver to Seller a letter (i) confirming Purchaser’s satisfaction with all of the above listed conditions and establishing the Closing Date, or (ii) extending the Inspection Period by ten (10) days, or (iii) terminating this Agreement. If Purchaser elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser and, except as specifically provided in this Agreement, neither party shall have any further rights or obligations to the other under this Agreement, except that Purchaser shall deliver to Seller copies of all due diligence reports and material produced during the Inspection Period.

E.            Duty to Repair; Indemnification. Purchaser hereby covenants and agrees that it shall cause all studies, investigations, and inspections (including without limitation any Assessment) performed at the Project pursuant to this Section 7 to be performed in a manner that does not unreasonably disturb or disrupt the tenancies or business operations of any tenants under the Leases. If, as a result of Purchaser's exercise of its rights under Section 7, any damage occurs to the Project, then Purchaser shall promptly repair such damage, at Purchaser's sole cost and expense, so as to return the Project to substantially the same condition. Purchaser hereby indemnifies, protects, defends, and holds Seller harmless from and against any and all losses, damages, causes of action, judgments, damages, costs, and expenses that Seller actually suffers or incurs as a direct result of any damage caused at, to, in, or at the Project by the acts or omissions of Purchaser or its agents, consultants or professionals pursuant to this Section 7. Notwithstanding the foregoing or anything in this Agreement to the contrary, Purchaser shall have no duty to repair, and shall have no obligation to indemnify Seller against, any damage caused by the mere discovery by Purchaser or Purchaser’s agents of a pre-existing condition on the Property so long as following such discovery Purchaser or its agents do not exacerbate such condition through its or their actions.

8.            Representations and Warranties of Seller. In order to induce Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser as follows, and all the foregoing and following representations and warranties shall be true and correct as of the Closing Date:

A.            Seller is not a party to any contract, agreement, or commitment to sell, convey, assign, transfer, provide rights of first refusal or other similar rights or otherwise dispose of any portion or portions of the Project. Neither Seller nor any person or entity claiming by, through or under Seller has or will have, at any time or times prior to the Closing, done or suffered anything whereby any lien, encumbrance, claim or right of others has been or will be created on or against the Project or any part thereof or interest therein, except for the Permitted Exceptions.

B.            This Agreement has been duly authorized and executed on behalf of Seller and constitutes a valid and binding agreement, enforceable in accordance with its terms.

C.            Seller has no actual knowledge of, or notice of, any claims of any governmental agency to the effect that the construction, operation or use of any of the Project is in violation of any applicable federal, state, local and municipal laws, ordinances, rules, regulations, codes, licenses, permits, authorizations and orders, including without limitation all laws, ordinances, rules, regulations, codes, licenses, permits, authorizations and orders relating to building, zoning, the environment, health, safety and disabled persons (collectively, “Applicable Law”), or that any such claim or any investigation with respect thereto is under consideration.

D.            No assessments or charges for any public improvements have been made against the Property which remain unpaid, no improvements to the Real Property or any roads or facilities abutting the Real Property have been made or ordered for which a lien, assessment or charge can be filed or made, and Seller has no knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Real Property.

E.            Seller, to the best of Seller's knowledge, is not aware of any default in respect of any obligations or liabilities of any other persons pertaining to the Project (including without limitation any obligations and liabilities of other persons arising under the Permitted Exceptions, and any obligations and liabilities of any of the other parties to any of the Project Contracts or Leases), and to the best knowledge of Seller, no event has occurred which, with the giving of notice or passage of time, or both, would give rise to any such default under any of the same.

F.            There is no litigation (including without limitation proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Project or by reason of the condition, use of, or operations on, the Project) pending, or to the best of knowledge of Seller, threatened, against Seller or the Project.

G.            To the best of Seller’s knowledge, all documents made available to Purchaser are true, complete, and correct copies of originals received by Seller.

H.            Seller has furnished Purchaser with true and complete copies of all Leases and other agreements, including all guaranties thereof and amendments thereto and modifications thereof, affecting the Project. Except as otherwise set forth in the Schedule of Leases attached hereto as Exhibit “C”: (a) each Lease is in effect, the term of each Lease and the obligation to pay rent under each Lease has commenced, each tenant under each Lease is in full possession of its respective premises and all tenant improvements required under the provisions of the applicable Lease to be constructed by the landlord are completed; (b) no tenant under any Lease has prepaid any rent or other charges; (c) the Leases are free from default by the landlord; (d) to the best knowledge of Seller, no tenant under any of the Leases is in default and no circumstance exists which with notice or the passage of time or both, would give rise to such a default; (e) no tenant is entitled to any rebate, rental concession, free rent period or set off under any of the Leases and to Seller's best knowledge, no tenant is making any claim against Seller or the Project under any of the Leases; (f) all brokerage commissions with respect to the Leases have been paid in full and there are no commissions payable with respect to renewals or extensions of the Leases; (g) neither Seller nor any agent of Seller has executed any exclusive brokerage agreements or agencies; (h) there are no unsatisfied obligations under any Lease wherein rent or other obligations of the tenant are to be assumed by the landlord; (i) there are no obligations imposed upon the landlord under any Lease to take back, sublease or relet the tenant's space or any portion thereof; (j) no security deposit has been applied toward the payment of any rent or other charge under any of the Leases; and (k) none of the Leases contains any unexpired option to purchase the Project or grants any tenant any right of refusal or option to purchase the Project that has not expired.

I.            To the best of Seller’s knowledge, the Real Property is not in violation of any applicable law, now, nor has it at any time during Seller’s ownership thereof been, used for the manufacture, processing, distribution, use, treatment, storage, disposal, placement, transport or handling of toxic materials, hazardous wastes, or hazardous substances (as those terms are defined in the acts commonly known as RCRA, CERCLA, oils, petroleum, or pesticides).

J.            (a) Seller is not a Prohibited Person (as hereinafter defined), (b) Seller is in compliance with Anti-Terrorism Laws (as hereinafter defined), (c) Seller does not conduct any business or engage in any transaction or dealing with any Prohibited Person, or deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order 13224 (as hereinafter defined), and (d) Seller has established policies and procedures designed to prevent and detect money laundering, including processes to meet all applicable anti-money laundering requirements of the USA Patriot Act (as hereinafter defined). For purposes of this Agreement:

i.            “Anti-Terrorism Laws” means any laws related to terrorism or money laundering, including without limitation Executive Order 13224 and the USA Patriot Act, and any regulations promulgated under any such laws,

ii.            “Executive Order 13224” means Executive Order 13224 on Terrorism Financing, effective September 24, 2001.

iii.            “Prohibited Person” means any person or entity:

(a)            subject to the provisions of Executive Order 13224,

(b)            owned or controlled by, or acting for or on behalf of, an entity that is subject to the provisions of Executive Order 13224,

(c)            with whom Seller is prohibited from dealing by any of the Anti-Terrorism Laws,

(d)            that commits, threatens, or conspires to commit or supports "terrorism" as defined in Executive Order 13224,

(e)            that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department's Office of Foreign Assets Control; or

(f)            person or entity that is affiliated with a person or entity described in the foregoing clauses (a) through (e); and

iv.            “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Requires to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as the same may be amended.

K.            For purposes of this Agreement, the term “to the best of Seller’s knowledge,” shall mean the actual current knowledge of Jeremy R. McLendon, solely in his capacity as Manager of Continental Capital Management, LLC, in its capacity as Manager of Continental Manager Parkway, LLC, in its capacity as Manager of Seller, without any affirmative duty of independent investigation or inquiry.  Jeremy R. McLendon, in his individual capacity, shall have no personal liability for any inaccuracy of any representation or warranty made in this Agreement, or otherwise under this Agreement.

9.            Conditions Precedent to Closing.

A.            In addition to any conditions provided in other provisions of this Agreement, Purchaser's obligation to purchase the Project is and shall be conditioned on the following:

i.            The due performance by Seller of each and every covenant, undertaking and agreement to be performed by Seller under this Agreement and the truth of each representation and warranty made in this Agreement by Seller at the time as of which the same is made and as of the Closing as if made on and as of the Closing.

ii.            That at no time prior to the Closing shall any of the following have been done by or against or with respect to Seller and/or any tenant under any Lease: (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any property interest; or (c) an assignment for the benefit of creditors.

iii.            Prior to expiration of the Inspection Period, the Title Company shall be prepared to issue to Purchaser an ALTA (most recent form) Owner’s Policy of Title Insurance (“Title Policy”) or irrevocable commitment to issue same covering the Project in the amount of the Purchase Price, showing fee simple title vested in Purchaser, with coverage over all general exceptions and containing the endorsements approved by the Title Company during the Inspection Period; and subject only to: (a) general taxes not yet due or payable, (b) any matters listed on Exhibit “E” attached (or to be attached) to this Agreement, (c) rights of the tenants under the Leases, as tenants only (d) matters created by, through or under Purchaser and (e) the standard printed exceptions (collectively, the “Permitted Exceptions”).

iv.            Seller agrees to submit, within five days after Purchaser’s request, to each tenant under the Leases a request for such tenant to execute and deliver a tenant estoppel certificate to Purchaser with respect to its lease in a form acceptable to Purchaser’s lender. Seller shall deliver, as a condition precedent to Purchaser’s obligation to purchase the Project, estoppels for tenants occupying seventy-five percent (75%) (or such other percentage as may be reasonably requested by Purchaser’s lender including, without limitation, requirements related to major tenants) of the leased premises within the Project. Any estoppels delivered pursuant to the preceding sentence shall count toward satisfying the condition contained herein if the Estoppel does not specify (i) a material uncured default by the landlord or the tenant, or (ii) a material and adverse deviation from the lease, from information in the rent roll provided as part of the due diligence materials (as provided in Exhibit M herein) or information otherwise provided by Purchaser to Seller or Seller’s property manager in writing prior to the expiration of the Inspection Period. For purposes of the foregoing, a default by the landlord or the Tenant shall be deemed “material and adverse,” or a deviation from the Lease to which an estoppel relates shall be deemed “material and adverse,” if such default or deviation as specified in such estoppel, taken either by itself or in conjunction with the other default(s) or deviation(s) specified in each of the other estoppels, would exceed $10,000.00. The Seller shall provide the aforesaid signed estoppels five (5) Business Days prior to Closing. If Seller is unable to procure the required estoppels prior to Closing, Seller may elect to extend the Closing Date for a period of up to fifteen (15) Business Days to allow Seller additional time to procure the outstanding Estoppels, in which event Closing shall occur two business days following satisfaction of the outstanding condition.

v.            Upon written request of Purchaser, Seller shall forward to each tenant a subordination, nondisturbance and attornment agreement in the form required by Purchaser’s lender and Seller shall, at all times, use commercially reasonable efforts to obtain such agreement from the tenants, but the receipt of any subordination, nondisturbance and attornment agreement shall not be a condition precedent to Purchaser’s obligation to purchase the Project.

B.            Purchaser may at any time or times, at its election, waive any of the conditions to its obligations under this Agreement, but any such waiver shall be effective only if contained in a writing signed by Purchaser. No such waiver shall reduce the rights or remedies of a party by reason of any breach by Seller (but if a condition is waived, the party waiving the same may not rescind this Agreement on the basis of the failure of such waived condition). The failure of any of the conditions in Section 9(A) shall entitle Purchaser, at its option, to cancel and terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser and, except as specifically provided in this Agreement, neither party shall have any further rights or obligations to the other under this Agreement.

10.            Covenants of Seller. Effective as of the Effective Date, Seller hereby covenants with Purchaser as follows:

A.            New Leases. Seller shall neither amend any Lease in any material respect nor execute any new lease, license, or other agreement affecting the ownership or operation of the Project or for personal property, equipment, or vehicles, without Purchaser's prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.

B.            New Contracts. Seller shall not enter into any contract with respect to the ownership and operation of the Project that will survive the Closing, or that would otherwise affect the use, operation, or enjoyment of the Project, without Purchaser's prior written consent, except for service contracts entered into in the ordinary course of business which are terminable without penalty on not more than thirty (30) days' notice.

C.            Operation of the Project. Seller shall operate and manage the Project in a first class manner, maintaining present services and practices, and shall maintain the Project in good repair and working order; shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Project in a first class manner; and shall perform, when due, all of Seller's obligations under the Leases, Project Contracts and other agreements relating to the Project and otherwise in accordance with all Applicable Law. Seller shall deliver the Project at Closing in substantially the same condition as it is on the Effective Date, reasonable wear and tear excepted. None of the Personal Property or fixtures shall be removed from the Project, unless replaced by personal property or fixtures of equal or greater utility or value.

D.            Documents of Record. Seller shall not grant any easement or modify any covenant, condition or restriction affecting the Project.

11.            Adjustments.

A.            General. Proration of rentals, revenues, and other income, if any, from the Project and taxes, assessments, and other expenses, if any, affecting the Project shall be prorated as of 11:59 p.m. on the day prior to the Closing Date (“Proration Date”). It is agreed that the Closing Date shall be an income and expense date for Purchaser. There shall be no proration of any insurance premiums with respect to the Project, nor any assumption of insurance coverage by Purchaser, unless Purchaser so elects in writing.

B.            Rentals. The term “rentals,” as used in this Agreement, includes fixed monthly rentals, additional rentals, escalation rentals, operating cost pass-throughs and other sums and charges payable by any tenant under any Lease. Purchaser shall receive all rentals accruing on and after the Closing Date and Seller shall receive all rentals accruing prior to the Closing Date.

C.            Taxes. On or before the Closing Date, Seller shall pay or cause to be paid all taxes, including without limitation all special assessments, on the Project which are due and payable prior to the Closing Date. Notwithstanding anything contained herein to the contrary, under no circumstances shall Purchaser be obligated to pay to Seller, or anyone else, any taxes or expenses attributable to Seller’s period of ownership, regardless of when such taxes or expenses were incurred.

D.            Prepaid Rentals. Prepaid rentals, including any tenant payments to Seller for such tenant's share of real property taxes and assessments, insurance premiums, common area maintenance and operation and utilities, that are received by Seller and are unexpended as of the Proration Date shall be credited to Purchaser as of the Closing Date. Purchaser shall be credited, and Seller shall be debited with an amount equal to all rent abatements and concessions for periods on and after the Closing Date pursuant to any of Leases executed prior to the Closing Date.

E.            Delinquent Rentals. For purposes of this Agreement, any rentals shall be deemed delinquent when payment thereof is due prior to the month in which the Closing Date occurs but has not been made as of the Proration Date (“Delinquent Rentals”). Delinquent Rentals shall be prorated based on rentals actually collected. To the extent either Seller or Purchaser collects any Delinquent Rentals after the Closing Date, such Delinquent Rentals shall be first applied to any accrued but unpaid rental obligations of the applicable tenant for the period after the Closing Date and the balance, if any, shall be paid to Seller and credited against any Delinquent Rentals relating to the period prior to the Closing Date (collectively, “Seller’s Rentals”). Notwithstanding any of the foregoing, to the extent any rentals due for the calendar month in which Closing occurs are received by Seller or Purchaser after the Closing Date but prior to the first (1st) day of the calendar month following the calendar month in which Closing occurs, the parties hereby agree the party who received said rentals shall prorate the same and remit to the other party, within five (5) business days thereafter, said party's prorated portion. Seller shall have the right to pursue and take any action against any tenant owing Seller's Rentals; provided, however, Seller agrees to take no action which would cause a termination of said tenant's Lease or affect said tenant's right to quiet possession of its premises and Purchaser agrees to cooperate with Seller, at no cost to Purchaser, in Seller's attempt to collect any of Seller's Rentals. Any actions taken by Seller in accordance with the preceding sentence will be commenced within thirty (30) days following the Closing Date.

F.            Tenant Contributions. At the conclusion of each common area fiscal year relating to periods for which Seller owned the Project for all or a portion of such fiscal year, Seller's applicable share of common area maintenance charges, taxes and similar expense reimbursements pursuant to the Leases (“Seller’s Share”), if any, shall be determined by multiplying the payments due from or owed to tenants after reconciliation of estimated payments by a fraction, the numerator of which is the number of calendar days during said fiscal year in which Seller owned the Project and the denominator of which is the total number of calendar days in such fiscal year. Purchaser shall remit to Seller or Seller shall remit to Purchaser, as applicable, from time to time, Seller's Share within thirty (30) days after the date that: (a) Purchaser notifies Seller in writing that Purchaser has actually collected Seller's Share or any portion thereof or (b) Purchaser notifies Seller in writing that Seller owes any tenant under any Lease Seller's Share. Seller acknowledges and agrees that Purchaser shall have no obligation to remit to Seller Seller's Share if the same is not collected from the applicable tenants and that any monies collected from any tenant with respect to Seller's Share shall first be applied by Purchaser to any accrued but unpaid obligations of such tenant accruing from and after the Closing Date).

G.            Operating Expenses. All utility services charges for electricity, heat and air conditioning service, other utilities, common area maintenance, security contracts, taxes other than real estate taxes such as rental taxes, and all expenses incurred in operating the Project and any other costs incurred in the ordinary course of business of the management and operation of the Project (the “Operating Expenses”) that are not paid by the tenants, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses accruing on and after the Closing Date. To the extent possible, Seller and Purchaser shall obtain billings and meter readings as of the Closing Date to aid in such prorations. In order to enable Purchaser to make any year-end reconciliations and prorations of operating expenses following the Closing Date, Seller shall deliver to Purchaser a final statement of (i) all operating expenses for the Premises which are actually paid by Seller and permitted to be passed through to Tenants, as applicable, with respect to the portion of the 2021 calendar year occurring prior to the Closing (“Seller’s 2021 Actual Operating Expenses”), together with copies of all documentation evidencing Seller’s 2021 Actual Operating Expenses, including copies of third-party invoices and copies of Seller’s books and records applicable thereto, and (ii) all estimated payments of Operating Expenses received by Seller with respect to the portion of the 2021 calendar year occurring prior to the Closing Date. If Operating Expenses for the 2021 calendar year (or other applicable fiscal period under any Lease for the measurement of percentage rents ending prior to the Closing Date) have not been finally adjusted between Seller and a Tenant, as applicable, as of the Closing, Seller shall retain all rights and obligations with respect to the adjustment thereof directly with the Tenant following the Closing Date. Without limiting the generality of the foregoing, but subject to other the provisions herein, Seller shall retain all rights to bill and collect any additional amounts owing by any Tenant with respect to Operating Expenses for the 2021 calendar year (or other applicable fiscal period under any Lease for the measurement of percentage rents ending prior to the Closing Date), and shall remain obligated to pay any refund owing to any Tenant for overpayment of Operating Expenses for the 2021 calendar year (or other applicable fiscal period under any Lease for the measurement of percentage rents ending prior to the Closing Date). Notwithstanding the foregoing or anything herein to the contrary, reconciliation of Operating Expenses shall be based on the percentage of expenses paid by the Seller and Purchaser, rather than the respective parties’ actual number of days of ownership of the Project.

H.            Leasing Commissions and Tenant Finish Work. Purchaser shall be credited, and Seller shall be debited for all leasing commissions and the costs of all tenant finish work with respect to the Leases and any new leases executed, subject to Section 10(A) of this Agreement, prior to the Closing Date, whether due as of the Effective Date or to become due prior to, on or after the Closing Date.

I.            Security Deposits. At the Closing, Seller shall deliver and assign to Purchaser all prepaid rent, refundable security deposits, letters of credit and other collateral actually received by Seller pursuant to any of the Leases, less any portions thereof applied in accordance with the respective Leases.

J.            Other Prorations. Seller and Purchaser shall make such additional adjustments as are normally made in connection with a purchase and sale of the type contemplated in this Agreement.

K.            Method of Proration. Except as expressly provided in this Agreement, all prorations shall be made in accordance with customary practice in Virginia Beach, Virginia. The parties agree to cause a schedule of tentative adjustments to be prepared prior to the Closing Date. Such adjustments, if and to the extent known and agreed upon as of the Closing Date, shall be paid by Purchaser to Seller (if the prorations result in a net credit to the Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser), by increasing or reducing the amount to be paid by Purchaser at Closing. Purchaser and Seller agree the intent of this provision is to allocate the income and expenses attributable to the Project in a fair, just, and equitable manner, and the parties agree in the event of special circumstances not specifically covered in this Agreement, such equitable principles shall guide the parties in reaching a fair resolution. As soon as reasonably possible after Closing, but in no event more than ninety (90) days after Closing, Purchaser and Seller shall work in good faith to complete a reconciliation of all prorations not conclusively determined on the Closing Date (the “Reconciliation”). If there is an error on the closing statement used at Closing or, if after the actual figures are available as to any items that were estimated on the closing statement, then the proration or apportionment shall be adjusted based on the actual figures. Either party owing the other party a sum of money based on the Reconciliation shall pay said sum to the other party within five (5) business days of the completion of the Reconciliation. This Section 11(K) shall survive Closing.

L.            Rental Abatement. Purchaser shall be credited, and Seller shall be debited for all contractual rental abatement with respect to the Leases and any new leases executed, subject to Section 10(A) of this Agreement, prior to the Closing Date, whether effective as of the Effective Date or to become effective prior to, on or after the Closing Date.

M.            Indemnification. Seller shall indemnify, defend, and hold the Purchaser harmless from and against all claims, costs, losses, damages, and expenses, including without limitation, reasonable attorneys’ fees, arising from, caused by, or related to events on the Project prior to Closing, unless occasioned by the negligence of Purchaser. Purchaser shall indemnify, defend, and hold the Seller harmless from and against all claims, costs, losses, damages, and expenses, including without limitation, reasonable attorneys’ fees, arising from, caused by, or related to events on the Project subsequent to Closing, unless occasioned by the negligence of Seller.

12.            Closing Costs. Seller shall bear the cost to record any instruments necessary to clear Seller's title, state, and local grantor taxes, and the Hampton Roads Transit Tax provided for in Section 58.1-802.5 of the Code of Virginia of 1950, as amended. Purchaser shall bear the cost of all fees charged by the Title Company, all premiums, and charges of the Title Company for the extended owner’s Title Policy and zoning 3.1, access, subdivision and restrictions endorsements and the cost of all other title endorsements to the Title Policy, the cost of any recording fees with respect to the Deed and the cost of the Survey. The cost of any municipal transfer taxes applicable to this transaction shall be paid for the party made responsible for the payment of the same by the applicable ordinance. All other costs and expenses in connection with the transaction contemplated by this Agreement shall be borne by Purchaser and Seller in the manner in which such cost and expenses are customarily allocated between the parties at closings of real property similar to the Project in the Virginia Beach, Virginia area. Except as provided in Section 39 of this Agreement, each party shall pay its own attorneys' fees incurred with respect to the preparation and negotiation of this Agreement and the closing of the transaction contemplated hereby.

13.            Damage or Destruction to Project.

A.            If between the Effective Date and the Closing Date, all or any portion of the Project is damaged or destroyed by fire or other casualty, Seller shall notify Purchaser in writing of such damage or destruction (the “Casualty Notice”) and Purchaser, at its sole option, may elect to:

i.            terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and, except as specifically provided in this Agreement, neither party shall have any further rights or obligations to the other under this Agreement; or

ii.            consummate the transaction contemplated by this Agreement, in which event Purchaser shall receive a credit against the Purchase Price in an amount equal to the reasonable determination of the cost of restoring the Project prepared by an independent insurance examiner or engineer selected by Seller.

B.            Purchaser shall have until the date (the “Casualty Election Date”) that is thirty (30) days after receipt of the Casualty Notice to elect whether to terminate or proceed with this Agreement. If Purchaser fails to notify Seller of its election on or before the Casualty Election Date, then Purchaser shall be deemed to have elected to terminate this Agreement.

C.            If the Closing Date is a date prior to the Casualty Election Date, the Closing Date shall be extended to a date twenty (20) days after the Casualty Election Date.

14.            Condemnation.

A.            If between the Effective Date and the Closing Date any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Building or the Land, Seller shall notify Purchaser in writing of such proceedings (the “Condemnation Notice”) and Purchaser, at its sole option, may elect to:

i.            terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and, except as specifically provided in this Agreement, neither party shall have any further rights or obligations to the other under this Agreement;

ii.            consummate the transaction contemplated by this Agreement, in which event Seller shall assign to Purchaser at Closing all of Seller's right, title and interest in and to any award pertaining to the Project made in connection with such condemnation or eminent domain proceedings; or,

iii.            to the extent the Seller's right, title, and interest in and to any award pertaining to the Project made in connection with such condemnation or eminent domain proceeding is not assignable, Seller shall credit the amount of any award to Purchaser reducing the amount of the Purchase Price in that amount.

B.            Purchaser shall have until the date (the “Condemnation Election Date”) that is thirty (30) days after receipt of the Condemnation Notice to elect whether to terminate or proceed with this Agreement. If Purchaser fails to notify Seller of its election on or before the Condemnation Election Date, then Purchaser shall be deemed to have elected to terminate this Agreement.

C.            If the Closing Date is a date prior to the Condemnation Election Date, the Closing Date shall be extended to a date twenty (20) days after the Condemnation Election Date.

15.            Remedies.

A.            If Seller should breach any of its covenants, conditions, representations or warranties contained in this Agreement or should fail to consummate the sale contemplated in this Agreement for any reason other than Purchaser's default, Purchaser may, upon five (5) days written notice to Seller, if such breach or failure is not cured within such five-day period, as its sole remedies: (i) terminate this Agreement and Purchaser shall receive receive a return of the Earnest Money and Seller shall reimburse Purchaser for the out of pocket costs incurred by it in connection with the transaction contemplated by this Agreement, including reasonable attorneys’ fees and other professional or other fees actually incurred, not to exceed $50,000 and, except as specifically provided in this Agreement, neither party shall have any further rights or obligations to the other under this Agreement; or (ii) enforce specific performance of this Agreement (including recovery of Purchaser’s reasonable attorney’s fees and court costs in connection with bringing such action) or in the event that the remedy of specific performance is not practical or readily susceptible of being obtained due to the nature of Seller’s default, then Purchaser may terminate the Agreement, receive a return of the Earnest Money and Seller shall reimburse Purchaser for the out of pocket costs incurred by it in connection with the transaction contemplated by this Agreement, including reasonable attorneys’ fees and other professional or other fees actually incurred, not to exceed $50,000.

B.            If Purchaser should breach any of its covenants contained in this Agreement (and Seller shall not be in default under this Agreement), Seller may, upon five (5) days written notice to Purchaser, if such breach is not cured within such five-day period, terminate this Agreement and retain the Earnest Money as liquidated damages, and not as a penalty, it being understood that Seller's actual damages in the event of such a breach are difficult to ascertain and that such Earnest Money represents the parties' best estimate of such damages. Seller shall not have any other remedy for any breach or default by Purchaser. PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE EARNEST MONEY REPRESENTS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. PURCHASER AND SELLER AGREE THAT SELLER'S RIGHT TO RETAIN THE EARNEST MONEY SHALL BE SELLER'S SOLE REMEDY, AT LAW AND IN EQUITY, FOR PURCHASER'S FAILURE TO PURCHASE THE PROJECT IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

16.            Brokers. The parties mutually warrant and represent to the other that neither has authorized any broker to act on its behalf in respect of the transactions contemplated hereby other than Ricky Anderson and Mac Weaver of Colliers Capital Markets ("Broker"), and that neither has dealt with a broker in connection therewith other than the Broker. Each of the parties shall indemnify and save the other harmless from any claim by any broker or other person for commissions or other compensation for bringing about the transactions contemplated hereby where such claim is based on the purported employment or authorization of such broker or other person by such party. Seller shall pay the commission due to the Broker pursuant to a separate agreement.

17.            Environmental Matters.

A.            The term “Hazardous Materials” shall mean any substance, material, waste, gas or particulate matter which is regulated by any local governmental authority, the Commonwealth of Virginia, or the United States Government, including without limitation any material or substance which is: (i) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of Illinois or federal law, (ii) petroleum, (iii) asbestos and asbestos-containing materials, (iv) polychlorinated biphenyls ("PCBs"), (v) radioactive material, (vi) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq., (33 U.S.C. §1317), (vii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), or (viii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. 9601). The term “Environmental Law” shall mean all statutes specifically described in the foregoing grammatical sentence and all federal, state, and local environmental, health and safety statutes, ordinances, codes, rules, regulations, orders, and decrees regulating, relating to, or imposing liability or standards concerning or in connection with Hazardous Materials.

B.            Seller represents and warrants that, to the best of its knowledge, and except as may be disclosed in any environmental inspection reports delivered to Purchaser, as of the Effective Date (which representation and warranty shall be remade as of the Closing Date, but will then include any matters disclosed in any environmental inspection reports obtained by Purchaser during the Inspection Period): (i) the Project is in compliance with all Environmental Law; and (ii) no notice, demand, claim or other communication has been given to or served on Seller, and Seller has no knowledge of any such notice given to previous owners, tenants or occupants of the Project, from any entity, governmental body or individual claiming any violation of any Environmental Law or demanding payment, contribution, indemnification, remedial action, removal action or any other action or inaction with respect to any actual or alleged environmental damage or injury to persons, property or natural resources (each of the foregoing, whether now existing or hereafter brought, a “Claim”), and no basis for any Claim exists.

18.            No Other Representations or Warranties: AS-IS.

A.            Purchaser represents, warrants and agrees that (i) except as, and solely to the extent, specifically set forth in this Agreement, neither Seller nor any of the employees, agents or attorneys of Seller make any verbal or written representations, warranties, promises or guaranties whatsoever to Purchaser, whether express or implied, of any sort or nature relating to the condition (physical, financial or otherwise) or operation of the Project, the access, fitness for any specific use, merchantability, habitability, or the lie and topography, of all or any portion of the Project, the existence, location or availability of utility lines for water, sewer, drainage, electricity or any other utility, the income-producing potential of the Project, the competition or market of the Project or the actual or projected revenue and expenses of the Project, the laws, regulations and rules applicable to the Project or the compliance (or non-compliance) of the Project therewith, any environmental laws, regulations and rules (or other laws relative to hazardous materials) applicable to the Project or the compliance (or non-compliance) of the Project therewith, the quantity, quality or condition of the articles of personal property included in the transactions contemplated hereby, the use or occupancy of the Project or any part thereof or any other matter or thing affecting or relating to the Project or the transactions contemplated hereby, and Purchaser has not relied upon any such representations, warranties, promises or guarantees or upon any statements made in any informational brochure with respect to the Project, and (ii) the Purchaser at the completion of the due diligence period will have examined the Project, and based upon such examination, will at Closing be familiar with the physical condition thereof, and will have conducted such investigations of the financial affairs and management of the Project as Purchaser considers appropriate, and has elected to proceed with the transaction having made and relied solely on Purchaser’s own independent investigation, inspection, analysis, appraisal, examination and evaluation of the facts and circumstances except as, and solely to the extent, specifically set forth in this Agreement.

B.            PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER HAS OR WILL HAVE, PRIOR TO THE END OF THE DUE DILIGENCE PERIOD, THOROUGHLY INSPECTED AND EXAMINED THE PROJECT AS DEEMED NECESSARY BY PURCHASER TO EVALUATE THE PURCHASE OF THE PROJECT. PURCHASER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS RELYING AND WILL RELY SOLELY UPON THE INSPECTION, EXAMINATION, AND EVALUATION OF THE PROJECT BY PURCHASER AND THAT PURCHASER IS PURCHASING THE PROJECT ON AN "AS IS," "WHERE IS" AND "WITH ALL FAULTS" BASIS, WITHOUT REPRESENTATIONS, WARRANTIES AND COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER FURTHER AGREES THAT THE PURCHASE PRICE IS BASED IN PART UPON THE FACT THAT THE CONVEYANCE TO BE MADE BY SELLER IS WITHOUT WARRANTY OR REPRESENTATION OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

19.            Entire Agreement. It is understood and agreed that all understandings and agreements heretofore made between Seller and Purchaser are merged in this Agreement, the exhibits annexed hereto and the instruments and documents referred to in this Agreement, which alone fully and completely express their agreements, and that neither party is relying upon any statement or representation, not embodied in this Agreement, made by the other. Each party expressly acknowledges that, except as expressly provided in this Agreement, the other party and the agents and representatives of the other party have not made, and the other party is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations, or information pertaining to the transactions contemplated hereby. The preparation of this Agreement has been a joint effort of the parties hereto and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

20.            Exhibits. Exhibits “A” through “L” attached to this Agreement are, by this reference, incorporated in and made a part of this Agreement.

21.            Non-Foreign Certificate. Seller shall provide Purchaser, not later than five (5) days before the Closing Date, with a non-foreign certificate sufficient in form and substance to relieve Purchaser of any and all withholding obligations under federal law, which certificate shall be reasonably satisfactory to Purchaser and the Title Company. If Seller does not timely furnish Purchaser with said certificate, or if Purchaser has reason to believe that said certificate is or would be wholly or partially false if given and so notifies Seller, in writing, before the Closing Date, Purchaser shall be entitled to withhold up to ten (10%) percent of the Purchase Price in an escrow account to be held by Title Company until such time as Seller furnishes Purchaser with a qualifying statement from the Internal Revenue Service sufficient to relieve Purchaser of any and all withholding obligations under federal law, or until Purchaser is required to deliver said funds to the Internal Revenue Service, whichever first occurs.

22.            Modifications. No modification, amendment, discharge, waiver or change of this Agreement, or any of the provisions of this Agreement, shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is sought. Writings signed by the attorney for such party shall not be effective for the purposes of this Section 22. Failure by either party to explicitly retain any rights under this Agreement shall not be deemed a waiver of such rights.

23.            Notices. All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Purchaser under this Agreement shall be properly given only if made in writing and sent by (i) registered mail, (ii) facsimile transmission, (iii) electronic mail by pdf (provided such notice is also sent by registered mail, facsimile transmission or a nationally recognized overnight delivery service, as provided in this subparagraph) or (iv) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air), with all delivery charges paid by the sender and addressed to the Purchaser or Seller, as applicable, as follows, or at such other address as each may request in writing. Such notices shall be deemed received, (x) sent by registered mail, in which case notice shall be deemed delivered three (3) Business Days after deposit, postage prepaid, in the United States Mail, (y) if delivered by overnight delivery service, on the date of delivery and (z) if sent by facsimile transmission or electronic mail pdf, on the date of transmission. Notices to be sent on behalf of Purchaser or Seller may be sent by their respective counsel. The refusal to accept delivery shall constitute acceptance and, in such event, the date of delivery shall be the date on which delivery was refused. Said addresses for notices are to be as follows:

If intended for Seller:

Continental Parkway, LLC

c/o CCP Commercial Real Estate

329 Edwin Drive, Suite 201

Virginia Beach, VA 23462

Attention: Jeremy R. McLendon

Attention: Ted M. Sherman

Attention Darlene M. Crick

Email: jmclendon@ccpllc.us

Email: tsherman@ccpllc.us

Email: dcrick@ccpllc.us

c/o CCP Commercial Real Estate

7113 Three Chopt Road,

Richmond, Virginia 23226

Attention: Jay Golden

Email: jgolden@ccpllc.us

With a copy to:	Vandeventer Black LLP Attention: Richard J. Crouch, Esq. 101 West Main Street, Suite 500 Norfolk, VA 23510 Email: rcrouch@vanblacklaw.com

If intended for Purchaser:	Medalist Diversified Holdings, L.P. c/o Medalist Properties, LLC Attn: William R. Elliott 1051 E. Cary Street, Suite 601 James Center Three Richmond, VA 23219 Email: bill.elliott@medalistprop.com
With a copy to:	Kaplan Voekler Cunningham & Frank, PLC Attn: D. Zachary Grabill, Esq. 1401 E. Cary Street Richmond, VA 23219 Email: zgrabill@kv-legal.com

24.            Governing Law and Interpretation. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed in that state. The terms "hereby" and "hereto" and any similar terms shall refer to this Agreement, and the term "hereafter" shall mean after the Effective Date and the term "heretofore" shall mean before the Effective Date. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and the words importing the singular number shall mean and include the plural number and vice versa. Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations, and other legal entities, including public bodies, as well as natural persons. The terms "include," "including" and similar terms shall be construed as if followed by the phrase "without limitation." This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

25.            Survival. All representations, warranties and indemnities of Seller contained in this Agreement or in any of the documents to be delivered by Seller to Purchaser at Closing shall be deemed remade as of the Closing Date and survive the Closing for a period of twelve (12) months. This Agreement shall not be canceled or merged into the Deed on the Closing. No claim for a breach of any representation or warranty of Seller will be actionable or payable unless written notice containing a description of the specific nature of such breach will have been given by Purchaser to Seller prior to four (4) months from the Closing and an action will have been commenced by Purchaser against Seller within six (6) months of Closing.

26.            Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday, or legal holiday. As used herein, the term "legal holiday" means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Project is located.

27.            Assignment. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries, and assigns. Purchaser may assign all or any of its right, title and interest under this Agreement to any entity, including, but not limited to, a limited liability company, partnership, or corporation yet to be formed. No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment. In the event of an assignment of this Agreement by Purchaser, its assignee shall be deemed to be the Purchaser hereunder for all purposes hereof and shall have all rights of Purchaser hereunder (including, but not limited to, the right of further assignment). Upon assignment, Purchaser shall not be relieved of any obligations provided for hereunder until the Closing.

28.            Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

29.            Confidentiality. Seller and Purchaser acknowledge and agree that the transactions contemplated by this Agreement are of a highly sensitive and confidential nature and, except to the extent disclosure is required by law or is otherwise permitted by this Section 29, Purchaser and Seller agree that all documents and information concerning the Project, the subject matter of this Agreement, and all negotiations with respect hereto and the subject matter hereof shall remain confidential. Prior to and after the Closing, any release or disclosure to the public of information with respect to the transaction so closed, any matters set forth in this Agreement, or any of the terms and provisions of this Agreement shall be made only in the form approved by Purchaser and Seller and their respective counsels (which approval shall not be unreasonably withheld or delayed, and shall be deemed to have been granted if not expressly disapproved within one (1) Business Day after request for approval). Notwithstanding the foregoing to the contrary, this Section 29 shall not prevent either party from disclosing any information with respect to the transactions contemplated herein, any matters set forth in this Agreement, or any of the terms and provisions of this Agreement (a) if and to the extent that such disclosure is reasonably determined by such party to be required by applicable law or a court or other binding order or by applicable administrative rule or regulation or order of any regulatory or supervisory agency or authority with competent jurisdiction over such matter; or (b) to any of their respective current or prospective lenders, members, officers, directors, trustees, employees, consultants, attorneys, accountants, advisors, agents, representatives, partners, and/or shareholders and/or any parties whose consent is required (and any of the respective lenders, members, officers, directors, trustees, employees, consultants, advisors, agents, representatives, partners, and/or shareholders of any of such parties); provided that all of the foregoing to whom disclosure is made are advised of the confidential nature of such information, matters, terms and provisions. The provisions of this Section 29 shall survive the Closing or termination of this Agreement (whichever shall occur) without restriction or limitation.

30.            Further Assurances. Seller and Purchaser each agree to use commercially reasonable efforts to comply with all conditions set forth in this Agreement, to take all other reasonable action necessary to complete the transaction contemplated by this Agreement, to cause the Purchase of the Project to be consummated with all reasonable dispatch, and to refrain from any action that is inconsistent with that result. Each party agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement.

31.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

32.            Electronic Signatures. Handwritten signatures to this Agreement transmitted by telecopy or electronic transmission (for example, through the use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the parties so signing. It is expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopy or electronically transmitted handwritten signature of the other party to this Agreement. The parties hereto agree that the use of telecopied or electronic signatures for the execution of this Agreement shall be legal and binding and shall have the same full force and effect as if originally signed.

33.            Captions. The captions and headings in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement of any of the provisions of this Agreement.

34.            Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

35.            Partial Invalidity. Seller and Purchaser intend and believe that each provision in this Agreement comports with all Applicable Law and judicial decisions. Notwithstanding the foregoing, if any one or more provisions of this Agreement is for any reason held by a court of law to be invalid, illegal, unlawful, void, or unenforceable in any respect, then:

A.            if the provision(s) are not materially related to: (i) the liability of Seller or Purchaser or (ii) the conditions to Purchaser's obligations under this Agreement, then such provision(s) shall be given force to the fullest possible extent that such provision(s) are valid, legal, lawful and enforceable, the remainder of this Agreement shall be construed as if such invalid, illegal, unlawful, void or unenforceable provision(s) were not contained in this Agreement and the rights, obligations and interests of Seller and Purchaser under the remainder of this Agreement shall continue in full force and effect; or

B.            if the provision(s) are materially related to: (i) the liability of Seller or Purchaser or (ii) the conditions to Purchaser's obligations under this Agreement, then each of Seller and Purchaser shall have the right, upon written notice to the other, to terminate this Agreement and upon such termination, the Earnest Money shall be returned to Purchaser and, except as specifically provided in this Agreement, neither party shall have any further rights or obligations to the other under this Agreement.

36.            Time for Performance. Time is of the essence of this Agreement. Whenever under the terms of this Agreement the time for performance falls on a Saturday, Sunday or legal holiday, such time for performance shall be on the next day that is not a Saturday, Sunday, or legal holiday. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included.

37.            Professional Fees. In the event of the bringing of any action or suit by either party to this Agreement against the other party by reason of any breach of any of the covenants, agreements, obligations or provisions on the part of the other party rising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys' fees and costs, accounting and engineering fees, and any other professional fees resulting from the action or suit. For purposes of this paragraph the term “prevailing party” shall mean, in the case of the claimant, one who is a party to this Agreement and is successful in obtaining substantially all relief sought, and in the case of the defendant or respondent, one who is successful in denying substantially all of the relief sought by the claimant. The parties agree to petition the applicable court to specifically designate which party constitutes the prevailing party for purposes of this section.

38.            Possession. Possession of the Project, subject to the rights of the tenants under the Leases, shall be delivered to Purchaser on the Closing Date.

39.            Limitation of Liability. Upon the Closing, Purchaser shall neither assume nor undertake to pay, satisfy, or discharge any liabilities, obligations or commitments of Seller and shall not assume or discharge any debts, obligations, liabilities, or commitments of Seller, whether accrued as of the Effective Date or thereafter, fixed, or contingent, known, or unknown, other than those specifically agreed to between the parties and set forth in this Agreement.

40.            Tax-Deferred Exchange.  Seller and Purchaser agree to cooperate with the other to effectuate a tax deferred like kind exchange (an “Exchange”) with respect to (a) the sale of the Property by Seller and/or (b) the acquisition of the Property by Purchaser, provided, however, that (i) neither party shall have liability to the other if such other party is unable to effectuate an Exchange for any reason, other than by reason of a default under this Agreement by the other party, (ii) either party’s ability to effectuate an Exchange shall not be a condition to its obligation to close under this Agreement, and (iii) neither party shall be obligated to incur any costs, expenses or liabilities with respect to the Exchange of the other party.

41.            Record Access and Retention. At Purchaser’s request, Seller shall provide to Purchaser (at Purchaser’s sole cost and expense) copies of, or at Purchaser’s option shall provide Purchaser access to, such factual information as may be requested by Purchaser in its sole discretion, and in the possession of Seller, or its property manager or accountants, to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the financial statements of the Property for the year to date of the year in which Closing occurs plus the three (3) immediately preceding calendar years (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to the Seller). Purchaser shall be responsible for all out-of-pocket costs associated with any such audit. Seller shall cooperate (at no cost to Seller) with Purchaser and its auditor in Purchaser’s preparation and review of such information and the conduct of such audit. In addition, to the extent available Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested, historical financial statements for the Property to the extent in Seller’s possession, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and, to the extent available, Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall, to the extent available, furnish to Purchaser such financial and other information as may be requested by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller shall maintain its records for use under this Section 41 for a period of not less than twelve (12) months after the Closing Date. The provisions of this Section shall survive Closing.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

MEDALIST DIVERSIFIED HOLDINGS, L.P.,
a Delaware limited partnership

By:	/s/ William R. Elliott	(SEAL)
William R. Elliott, Authorized Signatory

SELLER:

CONTINENTAL PARKWAY, LLC
a Virginia limited liability company

By:	Continental Manager Parkway, LLC
a Virginia limited liability company,
its Manager

By: Continental Capital Management, LLC
a Virginia limited liability company,
its Manager

	By:	/s/ Jeremy R. McLendon	(SEAL)
Jeremy R. McLendon, Manager